                                                                   EXHIBIT 21.01

                           SOUTHWEST GAS CORPORATION
                     LIST OF SUBSIDIARIES OF THE REGISTRANT
                              AT DECEMBER 31, 1996

                                             STATE OF INCORPORATION
            SUBSIDIARY NAME                   OR ORGANIZATION TYPE
            ---------------                  ----------------------
LNG Energy, Inc.                                     Nevada
Paiute Pipeline Company                              Nevada
Northern Pipeline Construction Co.                   Nevada
Southwest Gas Transmission Company            Partnership between
                                           Southwest Gas Corporation
                                          and Utility Financial Corp.
Southwest Gas Capital I                             Delaware
Utility Financial Corp.                              Nevada